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                                                                    EXHIBIT 12.1


                        PACKAGING RESOURCES INCORPORATED
                  STATEMENT RE COMPUTATION OF FINANCIAL RATIOS

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                                                                                    Fiscal Year Ended
                                                              --------------------------------------------------------------

                                                                Feb. 28     Feb. 29       Feb. 28      Feb. 28     Feb. 28
                                                                 1995        1996          1997         1998        1999
                                                              ----------    -------       -------      -------     ------
                                                                                 (dollars in thousands)
EBITDA:
   Net income (loss) before extraordinary
      item and cumulative effect of change in accounting
      principle..........................................      (3,521)       1,333          247          (30)       2,493
   Income tax expense (benefit)..........................      (1,980)       1,006          491          346        1,880
   Interest expense......................................       8,503       10,671       12,711       13,580       13,891
   Depreciation and amortization.........................      10,492        9,721        8,039        7,920        8,764
   Other expense.........................................         --           --           --           800           --
   Nonrecurring charge...................................       7,257          --           --            --           --
                                                               ------       ------      -------      -------      -------

EBITDA...................................................      20,751       22,731       21,488       22,616       27,028
                                                               ------       ------      -------      -------      -------
                                                               ------       ------      -------      -------      -------

Earnings to fixed charge ratio:
   Fixed charges:
      Interest expense before deferred
        financing costs..................................       7,655        9,011       11,839       12,916       13,227
      Interest element of rentals (1)....................         849          687          586          518          557
      Amortization of deferred financing cost............         848        1,660          872          664          664
                                                               ------       ------      -------      -------      -------
   Total fixed charges...................................       9,352       11,358       13,297       14,098       14,448

Earnings:
   Net Income (loss) before extraordinary item
     and cumulative effect of change in accounting
     principle...........................................      (3,521)       1,333          247          (30)       2,493
   Income tax expense (benefit)..........................      (1,980)       1,006          491          346        1,880
   Fixed charges.........................................       9,352       11,358       13,297       14,098       14,448
                                                               ------       ------      -------      -------      -------
Total earnings...........................................       3,851       13,697       14,035       14,414       18,821
                                                               ------       ------      -------      -------      -------
                                                               ------       ------      -------      -------      -------
Ratio of earnings to fixed charges.......................          - (2)      1.21         1.06         1.02         1.30
                                                               ------       ------      -------      -------      -------
                                                               ------       ------      -------      -------      -------
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(1) Deemed to be approximately one-third of rental expenses.
(2) In fiscal 1995, earnings were insufficient to cover fixed charges by $5,501.